Exhibit 10.6
LPL FINANCIAL CORPORATION
EXECUTIVE SEVERANCE PLAN
Introduction
     The purpose of Plan is to enable the Company and its subsidiaries to offer a form of protection to members of the Executive Management Committee in the event their employment with the Company or a subsidiary terminates.
     Accordingly, the Board has adopted the Plan effective on the Effective Date as herein defined, for selected members of the Executive Management Committee in an effort to assist in replacing the loss of income caused by a termination of employment under the circumstances described herein.
     The Plan supersedes any severance plans, policies and/or practices of the Company and any subsidiary in effect for employees who participate in the Plan. The Severance Benefits payable under this Plan apply to Qualifying Terminations on and after the Effective Date.
     The Plan is intended to alleviate some of the financial hardship that Eligible Employees may experience when their employment is terminated for a reason covered by the Plan. In essence, the Severance Benefits are intended to be supplemental unemployment benefits. The Severance Benefits are not intended as deferred compensation and no individual shall have a vested right in such benefits.
     The Company, as the Plan sponsor, has the sole discretion to determine whether an employee may be considered eligible for Severance Benefits under the Plan. All actions taken by the Company shall be in its role as the sponsor of the Plan, and not as a fiduciary. Nothing in the Plan will be construed to give any employee the right to receive severance payments, except as set forth herein, or to continue in the employment of the Company or any of its subsidiaries. The Plan is unfunded, has no trustee, and is administered by the Compensation Committee of the Board (or such other committee appointed by the Board for purposes of administering the Plan). The Plan is intended to be an “employee welfare benefit plan” within the meaning of section 3(1) of ERISA and it shall be administered as a top hat plan that is exempt from the substantive requirements of ERISA.
     All capitalized terms in this Introduction shall have the meaning ascribed to them in Article 2 below.
Article 1. Establishment, Term and Purpose
     1.1 Establishment of the Plan. The Company hereby establishes an executive severance plan to be known as the “LPL Financial Corporation Executive Severance Plan.”
     1.2 Term of the Plan. The Plan, as set forth herein, will commence on the Effective Date and will continue until terminated or amended by action of the Board or the Committee in accordance with Section 12.6.

     1.3 Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees Severance Benefits in the event of a Qualifying Termination.
Article 2. Definitions
     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
     2.1 “Accrued Compensation” means (i) the Participant’s Base Salary paid through the Participant’s Separation Date; (ii) reimbursement for reasonable business expenses incurred in the ordinary course of the Participant’s duties prior to the Participant’s Separation Date and in accordance with Company policies; provided claims for such reimbursement are submitted to the Company within 60 days following the Participant’s Separation Date; and (iii) such employee benefits, if any, as to which the Participant may be entitled under the Company’s employee benefit plans.
     2.2 “Base Salary” means the Participant’s annual base salary in effect on the Separation Date.
     2.3 “Beneficiary” means the Participant’s estate.
     2.4 “Board” means the Board of Directors of LPL Investment Holdings Inc.
     2.5 “Cause” means an Eligible Employee’s: (i) failure to substantially perform his usual duties of employment with the Company (other than as a result of an illness or injury) for a period of 10 days following notice by the Company to the Eligible Employee of such failure; (ii) fraud, embezzlement, dishonesty or theft related to employment; (iii) an act or acts constituting a felony, a violation of any federal or state securities or banking laws or a misdemeanor involving moral turpitude; (iv) willful malfeasance, willful misconduct or gross negligence in connection with the Eligible Employee’s employment duties or any act or omission that is injurious to the financial condition or business reputation of the Company and its affiliates; or (v) breach of the restrictive covenants in Sections 6.1, 6.2 or 6.3.
     2.6 “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     2.7 “Code” means the Internal Revenue Code of 1986, as amended.
     2.8 “Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.
     2.9 “Company” means LPL Financial Corporation or any successor thereto.
     2.10 “Effective Date” means the closing of the 2010 initial public offering of common stock of LPL Investment Holdings Inc.

     2.11 “Eligible Employee” means each member of the Executive Management Committee who has not entered into an employment or severance contract (other than the Plan) with the Company or an affiliate.
     2.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     2.13 “Executive Management Committee” means executive employees of the Company or its affiliates who are designated by the Board as members of such committee.
     2.14 “Good Reason” shall mean only the occurrence, without the Participant’s express written consent (which may be withheld for any or no reason) of any of the events or conditions described herein, provided that, the Participant gives written notice to the Company of the occurrence of Good Reason within ninety (90) days following the date on which the Participant first knew or reasonably should have known of such occurrence and the Company shall not have fully corrected the situation within thirty (30) days following such notice. The following occurrences shall constitute Good Reason for purposes of this Plan: (i) a material reduction in the Participant’s Base Salary unless such reduction is consistent with reductions made in the applicable annual base salaries of other similarly situated employees of the Company or (ii) a material adverse change in the Participant’s title from managing director (but not changes in functional titles); provided that “Good Reason” shall cease to exist for an event on the ninetieth (90th) day following the date on which the Participant knew or reasonably should have known of such event and failed to give notice as described above or the Participant fails to terminate employment within fourteen (14) days following the expiration of the cure period.
     2.15 “Involuntary Termination” means the termination of a Participant’s employment by the Company for any reason other than death, Permanent Disability or Cause.
     2.16 “Participant” means an Eligible Employee who has satisfied the conditions for participation in Section 3 and thereby becomes eligible for Severance Benefits under the Plan.
     2.17 “Permanent Disability” means a physical or mental incapacity or disability of a Participant which is determined by a qualified third party medical expert to render the Participant unable to substantially perform all of the usual duties of employment with the Company (with reasonable accommodations that do not cause an undue hardship) (i) for one-hundred twenty (120) days in any twelve (12) month period or (ii) for a period of ninety (90) successive days.
     2.18 “Plan” means this LPL Financial Corporation Executive Severance Plan, as may be amended from time to time.
     2.19 “Proprietary Information” means trade secrets or proprietary or confidential information of any of the Company or its affiliates, or of any third party which any one of the Company or its affiliates is under an obligation to keep confidential (including, but not limited to, intellectual property rights and information related to the business of any of the Company or its affiliates and any of their clients or representatives that (a) confers or tends to confer a competitive advantage on any of the Company or its affiliates or (b) that has commercial value for any of the Company or its affiliates). This includes but is not limited to: contracts; marketing materials and business strategies; legal information; regulatory information; product information;

mark-up guidelines; client lists (including the names, addresses, telephone numbers and account numbers of clients, the trade history with each client, and all other information on client lists); lists of client prospects, financial advisors, business partners, brokers and/or representatives; software programs; software source documents, financial information and projections; and all concepts, plans, proposals or information about current, future and proposed business or sales.
     2.20 “Qualifying Termination” means (i) an Involuntary Termination or (ii) a voluntary termination of the Participant’s employment for Good Reason.
     2.21 “Release” means a general release agreement which contains, among other provisions, a general release of all claims of any kind whatsoever against the Company and its affiliates, their officers, directors and employees, known or unknown, as of the Separation Date.
     2.22 “Separation Date” means the Participant’s last active day of employment with the Company.
     2.23 “Severance Benefits” means the payment of severance compensation as provided in Section 4.2 herein.
     2.24 “Severance Period” and “Restricted Period” means one (1) year following the Separation Date.
     2.25 “Voluntary Resignation” means any retirement or voluntary resignation from employment other than for Good Reason.
Article 3. Participation
     3.1 Eligible Employees. Each Eligible Employee who incurs a Qualifying Termination and satisfies the conditions of Section 3.2 shall be a Participant and shall receive the Severance Benefits described in the Plan.
     3.2 Release. As a condition of receiving benefits hereunder, a Participant shall be required to provide the Company with a Release. The Release shall be in the form provided by the Company and must be executed within the time period specified by the Company, which shall not exceed sixty (60) days following the Separation Date. Provided that the Participant has complied in all material respects with the terms and conditions of the Release, the Company shall provide the Participant with the payments set forth in Section 4.2.
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. An Eligible Employee shall be entitled to receive from the Company the Severance Benefits, as described in Section 4.2, if the Eligible Employee’s employment with the Company ends on account of a Qualifying Termination, and the Eligible Employee executes, and does not revoke, the Release. Eligible Employees shall not be entitled to receive Severance Benefits if they are terminated for a reason that does not constitute a Qualifying Termination.

     4.2 Severance Benefits. In the event that a Participant becomes entitled to receive Severance Benefits, the Company shall pay to the Participant the following:
(a)	the Accrued Compensation, payable in a lump sum at the Company’s next regular payday following the sixtieth (60th) day after the Separation Date or on such earlier date as may be required or permitted under applicable law;

(b)	Base Salary during the Severance Period;

(c)	an amount equal to the bonus paid (or payable) to the Participant for the most recently completed calendar year; and

(d)	an amount equal to 100% of the premium (including the additional amount, if any, charged for administrative costs as permitted by COBRA) of continued health and dental plan participation under COBRA for the Participant and for the Participant’s qualified beneficiaries (as that term is defined under COBRA) for the one (1) year period immediately following the Separation Date. Notwithstanding any provision herein to the contrary, the premium payment shall be paid in a lump sum on the first business day that is the earlier of (i) six (6) months following the Separation Date, or (ii) at such time as otherwise permitted by law that would not result in additional taxation and penalties under Code Section 409A.
Except as otherwise provided in Article 9 or elsewhere herein, any payments due under this Section shall be payable in twelve (12) monthly installments during the Severance Period in accordance with the Company’s normal payroll practices and shall begin at the Company’s next regular payday following the sixtieth (60th) day after the Separation Date provided that the Participant has executed and not revoked the Release and is compliant in all material respects with the Release terms and conditions. For the avoidance of doubt, if the Participant does not execute a Release or if the Participant revokes an executed Release within the time period permitted by law, the Participant shall not be entitled to the Severance Benefits, other than the Accrued Compensation, set forth in this Section 4.2. Except as described in this Section 4.2, neither the Company nor any of its affiliates shall have any further obligations to the Participant under the Plan.
     4.3 Voluntary Resignation; Termination for Death or Permanent Disability. If an Eligible Employee’s employment terminates on account of (a) Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to receive his or her Accrued Compensation. Except as described in this Section 4.3, neither the Company nor any of its affiliates shall have any further obligations to the Participant under the Plan.
     4.4 Termination for Cause. If an Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits and the Company shall pay the Eligible Employee his or her Accrued Compensation. Notwithstanding any other provision of the Plan to the contrary, if the

Committee determines, at any time, that a Participant has engaged in conduct prior to the Participant’s Separation Date that constitutes Cause, any Severance Benefits payable or provided to the Participant under the Plan shall immediately cease, and the Participant shall be required to return any Severance Benefits paid or provided to the Participant prior to such determination. Except as described in this Section 4.4, neither the Company nor any affiliate shall have any further obligations to such Eligible Employee or Participant, as applicable, under the Plan.
     4.5 Severance Benefits in the Event of Death. If a Participant dies while any amount would still be payable to him or her hereunder had he or she continued to live, all such amounts, unless otherwise provided herein, shall be paid to the Participant’s Beneficiary within sixty (60) days from the date of the Participant’s death.
Article 5. Code Section 4999 Excise Tax.
     Anything in this Plan to the contrary notwithstanding, in the event that it shall be determined that any payment or benefit (including any accelerated vesting of options or other equity awards) made or provided, or to be made or provided, by the Company (or any successor thereto or affiliate thereof) to or for the benefit of a Participant, whether pursuant to the terms of this Plan, any other agreement, plan, program or arrangement of or with the Company (or any successor thereto or affiliate thereof) or otherwise (a “Payment”), will be subject to the excise tax imposed by Code Section 4999 or any comparable tax imposed by any replacement or successor provision of United States tax law, then the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of the Payments without causing any Payment to be subject to the deduction limitation under Code Section 280G or the imposition of any excise tax under Code Section 4999. For this purpose, “present value” shall be determined in accordance with Code Section 280G(d)(4). In the event that it is determined that the amount of the Payments will be reduced in accordance with this Section, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Participant. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Code Section 409A, and where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. All determinations to be made under this Section shall be made by the nationally recognized independent public accounting firm used by the Company immediately prior to the change in control (“Accounting Firm”), which Accounting Firm shall provide its determinations and any supporting calculations to the Company and the Participant within ten (10) days of the Separation Date. Any such determination by the Accounting Firm shall be binding upon the Company and the Participant. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.
Article 6. Restrictive Covenants
     As consideration for the Company’s offer of coverage under this Plan to Eligible Employees and for other good and valuable consideration, during his or her employment and upon termination of employment for any reason, each Eligible Employee agrees to comply with the restrictive covenants contained herein. In addition, receipt of Severance Benefits other than

Accrued Compensation is expressly conditioned upon such Participant’s continued compliance with such restrictive covenants.
     6.1 Non-Competition. During the Restricted Period, regardless of the reason for the separation and to the extent enforceable under applicable law, an Eligible Employee may not provide, directly or indirectly, alone or as principal, agent, employee, employer, consultant, investor or partner of, or assist in the management of, or provide advisory, sales, marketing, recruiting or any other services to a business or entity that competes in any respect with a business in which the Company and its affiliates were engaged (including, specifically, services related to financial advisors), or any material products and/or services that the Company or its affiliates were actively developing or designing as of the date such Eligible Employee’s employment with the Company terminated, provided that, prior to such termination, such Eligible Employee knew of such other business or such material product or such service under active development or design.
     6.2 Non-Solicitation.
     (a) During the Restricted Period, regardless of the reason for the separation and to the extent enforceable under applicable law, each Eligible Employee may not, directly or indirectly, solicit, persuade or induce: (i) any financial advisor licensed with the Company or its affiliates or any clients of such financial advisor; (ii) any financial advisor licensed with the Company or its affiliates during the twelve (12) month period prior to such Eligible Employee’s Separation Date or any clients of such financial advisors; (iii) any financial advisors who such Eligible Employee, by virtue of his or her position, knew or should have known to be in discussions with the Company or its affiliates regarding licensure with the Company or its affiliates; (iv) any institution with a contract with the Company or its affiliates; (v) any institution with a contract with the Company or its affiliates during the twelve (12) month period prior to such Eligible Employee’s Separation Date; or (vi) any institution who such Eligible Employee, by virtue of his or her position, knew or should have known to be in discussions with the Company or its affiliates regarding business relations with the Company or its affiliates.
     (b) During the Restricted Period, regardless of the reason for the separation and to the extent enforceable under applicable law, each Eligible Employee may not, directly or indirectly, solicit, seek to hire, or persuade or induce any employee or consultant of the Company or its affiliates (or any person who was an employee or consultant of the Company or its affiliates during the twelve (12) month period prior to such Eligible Employee’s Separation Date) to discontinue his or her employment or other association with the Company or its affiliates.
     6.3 Confidentiality. Each Eligible Employee agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any Proprietary Information, unless or until the Proprietary Information is or becomes known or available to the public other than because of a breach of this agreement by such Eligible Employee, or such disclosure is or becomes required by law or valid legal process or is necessary to carry out the duties of his or her employment, each Eligible Employee shall not disclose or reveal to any unauthorized person any Proprietary Information relating to one or more of the Company or its affiliates, and each Eligible Employee confirms that the Proprietary Information constitutes the exclusive property of one or more of the Company or its affiliates.

     6.4 Specific Remedy. Each Eligible Employee acknowledges and agrees that if he or she commits a material breach of the restrictive covenants in Sections 6.1, 6.2 or 6.3, the Company shall have the right to have the covenant specifically enforced through an injunction or otherwise, without any obligation that the Company post a bond or prove actual damages, by any court having appropriate jurisdiction on the grounds that any such breach will cause irreparable injury to the Company, without prejudice to any other rights and remedies that Company may have for a breach of this Plan, and that money damages will not provide an adequate remedy to the Company. Each Eligible Employee further acknowledges and agrees that the restrictive covenants contained in Section 6.1, 6.2 or 6.3 are intended to protect the Company’s business interests and goodwill, are fair, do not unreasonably restrict his or her future employment and business opportunities, and are commensurate with the arrangements set out in this Plan and with the other terms and conditions of the Eligible Employee’s employment.
Article 7. Withholding of Taxes; Funding
     7.1 Withholding of Taxes; Taxes. The Company shall be entitled to withhold from any amounts payable under the Plan all taxes as legally shall be required (including, without limitation, any United States federal taxes, and any other state, city, or local taxes). Each Participant shall be solely responsible for the payment of all taxes that become due as a result of a payment to the Participant under this Plan.
     7.2 Funding. The Plan shall be funded out of the general assets of the Company as and when severance benefits are payable under the Plan. All Participants shall be solely general creditors of the Company.
Article 8. Successors and Assignment
     8.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.
     8.2 Assignment by the Participant. Except in the event of death, a Participant does not have the power to transfer, assign, anticipate, mortgage or otherwise encumber any rights or any amounts payable under this Plan; nor will any such rights or amounts payable under this Plan be subject to seizure, attachment, execution, garnishment or other legal or equitable process, or for the payment of any debts, judgments, alimony, or separate maintenance, or be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event a Participant attempts to assign, transfer or dispose of such right, or if an attempt is made to subject such right to such process, such assignment, transfer or disposition will be null and void.
Article 9. Code Section 409A
     Notwithstanding the other provisions hereof, this Plan is intended to comply with the requirements of Code Section 409A, to the extent applicable, and this Plan shall be interpreted to avoid any penalty sanctions under Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A and, if necessary, any such provision shall be deemed amended to comply with Code Section 409A and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Code Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Code Section 409A to the extent required under Code Section 409A. For purposes of Code Section 409A, each payment made under this Plan shall be treated as a separate payment. In no event may a Participant, directly or indirectly, designate the calendar year of payment.
     Reimbursements provided under this Plan, if any, shall be made or provided in accordance with the requirements of Code Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during a limited period of time; (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.
     To the maximum extent permitted under Code Section 409A, the severance benefits payable under this Plan are intended to comply with the “short-term deferral exception” under Treas. Reg. §1.409A-1(b)(4), and any remaining amount is intended to comply with the “separation pay exception” under Treas. Reg. §1.409A-1(b)(9)(iii); provided, however, any portion of the severance benefits that are payable under the Plan to a Participant during the six (6) month period following the Participant’s Separation Date that does not qualify within either of the foregoing exceptions and constitutes deferred compensation subject to the requirements of Code Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Code Section 409A) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Code Section 409A and determined in the sole discretion of the Company (or any successor thereto) in accordance with the Company’s (or any successor thereto) “specified employee” determination policy), then the Company shall postpone the commencement of the payment of the portion of the Excess Amount that is payable within the six (6) month period following the Participant’s Separation Date with the Company (or any successor thereto) for six (6) months following the Participant’s Separation Date with the Company (or any successor thereto). The delayed Excess Amount shall be paid in a lump sum to the Participant within ten (10) days following the date that is six (6) months following the Participant’s Separation Date with the Company (or any successor thereto) and any remaining installments shall continue to be paid to the Participant on their original schedule. If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Code Section 409A, such Excess Amount shall be paid to the personal representative of the Participant’s Beneficiary within sixty (60) days after the Participant’s death.

Article 10. Claims Procedures
     Any request or claim for severance benefits under the Plan shall be deemed to be filed when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.
     The Committee, or its designee, shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within ninety (90) days of receipt of the claim for severance benefits under the Plan, unless special circumstances require an extension of such ninety (90) day period for not more than an additional ninety (90) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial ninety (90) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision. If the extension is necessary because the claimant has failed to submit the information necessary to decide the claim, the Committee’s period for responding to such claim shall be tolled until the date the claimant responds to the request for additional information. The response shall (i) be in writing or in electronic form; (ii) be written in a manner calculated to be understood by the claimant; and (iii) in the case of an adverse benefit determination: (a) set forth the specific reason(s) for the denial of benefits; (b) contain specific references to Plan provisions on which the denial is based; (c) describe any additional material and information, if any, necessary for the claim for benefits to be perfected, and an explanation of why such material or information is necessary; and (d) describe the Plan’s review procedures and the time limits applicable to such procedures, and include a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
     If the claimant fails to appeal the Committee’s adverse benefit determination, in writing, within sixty (60) days after its receipt by the claimant, the Committee’s determination shall become final and conclusive.
     If the claimant appeals the Committee’s adverse benefit determination in a timely fashion, the Committee shall reexamine all issues relevant to the original denial of benefits. Any such claimant or his or her duly authorized representative may review any relevant documents and records, free of charge, including documents and records that were relied upon in making the benefit determination, documents submitted, considered or generated in the course of making the benefit determination (even if such documents were not relied upon in making the benefit determination), and documents that demonstrate compliance, in making the benefit determination, with the Plan’s required administrative processes and safeguards. In addition, the claimant or his duly authorized representative may submit, in writing, any documents, records, comments or other information relating to such claim for benefits. In the course of the review, the Committee shall take into account all comments, documents, records and other information submitted by the claimant or his duly authorized representative relating to such claim, regardless of whether it was submitted or considered as part of the initial benefit determination.
     The Committee shall advise the claimant or such claimant’s representative, in writing or in electronic form, of its decision within sixty (60) days of receipt of the written appeal, unless special circumstances require an extension of such sixty (60) day period for not more than an additional sixty (60) days. Where such extension is necessary, the claimant shall be given written notice of the delay before the expiration of the initial sixty (60) day period, which notice shall set forth the reasons for the delay and the date the Committee expects to render its decision. In the event of an adverse benefit determination on appeal, the Committee shall advise the claimant, in a manner calculated to be understood by the claimant of: (i) the specific reason(s) for the adverse benefit determination; (ii) the specific Plan provisions on which the decision was based; (iii) the claimant’s right to receive, upon request and free of charge, and reasonable access to, copies of all documents, records and other information relevant to such claim; and (iv) a statement describing any voluntary appeals procedures offered by the Plan, the claimant’s right to obtain information about such procedures, and a statement of the claimant’s right to bring an action under section 502(a) of ERISA.
     No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Committee. If a Participant or other interested person challenges a decision of the Committee, a review by the court of law will be limited to the facts, evidence and issues presented to the Committee during the claims procedure set forth above. Facts and evidence that become known to the Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Committee for reconsideration of the claims determination. Issues not raised with the Committee will be deemed waived.
Article 11. Administration
     The Committee will be the plan administrator of the Plan and the named fiduciary of the Plan for purposes of ERISA. The Committee may, however, delegate to any person, committee or entity any of its power or duties under the Plan. The Committee will be the sole judge of the application and interpretation of the Plan, and will have the discretionary authority to construe the provisions of the Plan and to resolve disputed issues of fact. The Committee will have the sole authority to make determinations regarding eligibility for benefits. The decisions of the Committee in all matters relating to the Plan that are within the scope of its authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.
Article 12. Miscellaneous
     12.1 Notice of Termination. Any termination for Cause covered by this Plan shall be communicated by a Notice of Termination. For purposes of the Plan, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in the Plan relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated.
     12.2 Employment Status. Except as may be provided under any other agreement between a Participant and the Company, the employment of the Participant by the Company is “at will”, and may be terminated by either the Participant or the Company at any time, subject to applicable law. Nothing contained herein shall constitute an employment contract or guarantee of employment or confer any other rights except as set forth herein.

     12.3 Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s or any affiliate’s then current severance pay policies for a termination that is covered by this Plan for the Participant.
     12.4 No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefit provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefit provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company or an affiliate, in which case Severance Benefits shall cease.
     12.5 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
     12.6 Amendment or Termination. The Board and the Committee may, in their sole discretion, amend or terminate the Plan, in whole or in part, at any time and for any reason or no reason without the consent of Participants. An amendment to the Plan may not discontinue or change any payments to a Participant who commenced receiving severance benefits under the Plan prior to the effective date of the amendment or termination of the Plan. If the Plan is terminated, no further severance benefits will be payable under the Plan to any Participant who has not commenced receiving severance benefits under the Plan prior to the effective date of such termination.
     12.7 Governing Law. To the extent not preempted by the laws of the United States, this Plan shall be construed and enforced under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.
     12.8 Liability. No member of the Committee and no officer, director or employee of the Company or any affiliate shall be liable for any inaction with respect to his or her functions under the Plan unless such action or inaction is adjudged to be due to gross negligence, willful misconduct or fraud. Further, no member of the Committee shall be personally liable merely by virtue of any instrument executed by him or her or on his or her behalf as a member of the Committee.
     12.9 Indemnification. The Company shall indemnify, to the fullest extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not covered by insurance) its officers and directors (and any employee involved in carrying out the functions of the Company under the Plan) and each member of the Committee against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for gross negligence, willful misconduct or fraud in the performance of his or her duties.
     12.10 Headings. The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of provisions hereof.

     12.11 Incompetency. In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed this                      day of                     , 2010.

LPL FINANCIAL CORPORATION
By:
Its: